Exhibit 10.2

MEMORANDUM
TO: RICK GALLOWAY
FROM: NICK ZARCONE
DATE: SEPTEMBER 14, 2022
SUBJECT: CFO COMPENSATION

The following summarizes your compensation in connection with your promotion to the position of Senior Vice President and Chief Financial Officer of LKQ Corporation on September 15, 2022 (the “Effective Date”).

1.Annual base salary of $575,000 commencing as of the Effective Date.

2.Minimum, target and maximum potential 2022 bonus payout percentages of 20/40/80 (multiplied by your base salary prior to the Effective Date) on the NA Wholesale bonus plan for the portion of the calendar year prior to the Effective Date and percentages of 30/60/120 (applied to your base salary after the Effective Date) on the Global bonus plan for the portion of the calendar year after the Effective Date.

3.You will continue to be eligible to participate in the LKQ Corporation 1998 Equity Incentive Plan (EIP) under which you will receive annual grants of equity awards. You will receive a grant of Restricted Stock Units (“RSUs”) on September 15, 2022 under the EIP with a value equal to $90,000. The actual number of RSUs issued will be equal to $90,000 divided by the volume weighted average price per share on the Nasdaq Global Select Market of the common stock of LKQ on September 15, 2022. The RSUs received by you will vest 16.67% approximately every six months over three years with the first vesting occurring on March 1, 2023. Additionally, on September 15, 2022, you will receive Performance-Based Restricted Stock Units (“PSU-2s”) for the 2021 – 2023 and 2022 – 2024 long-term incentive performance periods. The nominal value of the PSU-2s issued to you will equal $110,000 at target with respect to the 2021-2023 performance period and $220,000 at target with respect to the 2022-2024 performance period and the number of PSU-2s will be calculated using the volume weighted average price per share on the Nasdaq Global Select Market of the common stock of LKQ on September 15, 2022. Notwithstanding the foregoing, all equity awards are subject to (i) approval by LKQ Corporation’s Compensation and Human Capital Committee and (ii) the terms of the EIP, including but not limited to the right of LKQ to modify this program at its discretion.

4.Coverage under the Company’s Severance Policy for Key Executives and the Company’s standard Change of Control Agreement and Indemnification Agreement for executive officers with benefits at levels for the Senior Vice President and Chief Financial Officer (to the extent different than for other officers).

5.Your participation in all LKQ benefit plans, programs, policies, agreements and arrangements will continue in effect as of the Effective Date in accordance with the terms of the applicable governing documents.